Exhibit 99.2

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.11 Per Share

CORTLAND, Ohio – April 27, 2018 — Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share. The dividend will be payable on June 1, 2018, to shareholders of record as of the close of business on May 14, 2018.

“As our franchise continues to deliver strong performance, we are glad to be able to pay our quarterly cash dividend,” said James Gasior, President and Chief Executive Officer. “Cash dividends are one way to create shareholder value, and we appreciate the loyalty of our shareholder base.” At the stock price of $22.05 per share at the close of the market on April 25, 2018, the current dividend equates to a yield of 2.0% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.5 million, or $0.35 per share, for the first quarter of 2018, versus $1.0 million, or $0.23 per share, for the first quarter of 2017.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, and Ashtabula in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.